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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
COMARCO, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-44943) on Form S-8 of COMARCO, Inc. of our report dated May 18, 2001, relating to the statements of net assets available for plan benefits of COMARCO, Inc. Savings and Retirement Plan as of December 31, 2000 and 1999 and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2000 which report appears in the December 31, 2000 annual report on Form 11-K of COMARCO, Inc. Savings and Retirement Plan.



                                                   /s/ KPMG LLP

McLean, Virginia
June 25, 2001